CONTRIBUTION AGREEMENT

     This Contribution Agreement (the "Agreement") is entered into effective as of November 30, 2000 by and between Grant Claims, Inc., a Nevada corporation ("GCI"); Rubber Technology International, Inc., a Florida corporation ("RTEK"), and Grant Claims, LLC, a Nevada limited liability corporation ("GCLLC"). GCI, RTEK, and GCLLC shall be collectively referred to herein as the parties.

                                    RECITALS

     WHEREAS, GCLLC is the owner of certain mining, development and exploitation rights to certain natural resources and an option to acquire said natural resources, as further described in Exhibit "A," attached herewith (the "Sand Assets").

     WHEREAS, GCLLC, RTEK, and GCI desire to develop and market the Sand Assets;

     WHEREAS, the parties intend to effect the transfers described below in Sections 1 through 4 at the same time, all in transactions designed to meet the requirements of section 351 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Transfer of RTEK Stock. At the Closing (as defined below), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, RTEK shall transfer 25,500,000 shares of its "restricted" common stock (the RTEK Shares) to GCI and GCI shall transfer to RTEK 5,100,000 shares of the "restricted" common stock of GCI, representing 51% of the outstanding common stock of GCI. Both the RTEK Shares and the GCI Shares shall be free and clear of all liens, encumbrances, claims, restrictions and adverse interests of any kind or nature (other than customary restrictions pursuant to federal or California Securities laws).

2. Transfer of Sand Assets. At the date of the Closing, subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, GCLLC shall assign, transfer and convey the Sand Assets to GCI, and GCI shall transfer to GCLLC 4,900,000 shares of the restricted common stock of GCI, representing 49% of the outstanding common stock of GCI. The GCI Shares shall be free and clear of all liens, encumbrances, claims, restrictions and adverse interests of any kind or nature (other than customary restrictions pursuant to federal or California Securities laws).

3. Contribution of Operating Capital. As additional consideration and to induce GCLLC and GCI to enter into this Agreement and to consummate the transactions contemplated hereby, RTEK agrees to contribute sufficient capital to GCI to assure continued operation of GCI and the continued development of the Sand Assets. Therefore, RTEK agrees to the following:

     3.1 Upon thirty (30) days of the Closing (as defined below) RTEK shall contribute to the capital of GCI, the sum of $100,000.

     3.2 Thereafter, RTEK shall contribute to the capital of GCI, the sum of $40,000 per month for a minimum of four months starting on the first day of the second (2nd) month following the Closing.

     3.3 RTEK shall also contribute to the capital of GCI, within nine (9) months of the Closing, additional cash and loan strength sufficient to finance the exercise of GCI's $500,000 option to acquire all remaining interests in the Sand Assets from Dakota West, Inc.

4. Additional RTEK Stock Compensation. As additional consideration and to induce GCLLC and GCI to enter into this Agreement and to consummate the transactions contemplated hereby, RTEK agrees that for a period of three years from the Closing, GCI is to receive additional RTEK common stock based on production and shipment of product from the Sand Assets. For each 1,000 tons of shipped product, regardless of the quality or intended use of the product, RTEK agrees to issue twenty (20) shares of RTEK's common stock to GCI. The calculation and shares issuance is to be completed annually, effective on each ensuing November 30.

5. Prohibition on Issuance of Additional GCI Shares. As additional consideration and to induce GCLLC and RTEK to enter into this Agreement and to consummate the transactions contemplated hereby, GCI agrees that it shall not issue any additional shares of its capital stock without the express prior written consent of both RTEK and GCLLC.

6. Officers and Directors. Trevor Webb shall be the sole officer and director of GCI.

7.     Closing  and  Delivery  of  Documents

     7.1 Subject to termination of this Agreement as provided Section 8 (below), the Closing shall take place at the offices of RTEK, 3185 E. Washington Blvd., Los Angeles, CA 90023, as soon as possible upon execution of this Agreement, or such other time and place as is mutually agreeable to the parties.

     7.2 Simultaneously with the Closing, the following shall occur as a single integrated transaction:

          7.2.1 GCLLC shall deliver to GCI, all documents necessary, in form and substance satisfactory to GCI, and shall be effective to vest in GCI, all right, title and interest in and to, all of the Sand Assets, subject to the rights of Dakota West, Inc.

          7.2.2 GCI shall deliver certificates representing 4,900,000 shares of GCI common stock (49% of the issued and outstanding shares) to and registered in GCLLC's name, in form and substance satisfactory to GCLLC as shall be effective to vest in GCLLC all right, title and interest in and to all of the shares.

          7.2.3     RTEK  shall  deliver  certificates  representing  25,500,000 shares of RTEK common stock to and registered in GCI's name, in form and substance satisfactory to GCI as shall be effective to vest in GCI all right, title and interest in and to all of the shares.

          7.2.4 GCI shall deliver certificates representing 5,100,000 shares of GCI common stock (51% of the issued and outstanding shares) to and registered in RTEK's name, in form and substance satisfactory to RTEK as shall be effective to vest in RTEK all right, title and interest in and to all of the shares.

8.     Termination,  Amendment,  Waiver,  and  Recission.

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. Any termination of this Agreement under this Section 8.1 shall be effected by the delivery of written notice of the terminating party to the other parties hereto.

     8.2 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

     8.3 Recission. In the event that RTEK fails to comply with the Contribution of Operating Capital requirements of Section 3 ( the "Default
Condition"),  above,  GCLLC  may  elect  to  rescind  the  Agreement as follows:

          8.3.1 GCLLC shall provide RTEK with written notice of RTEK's failure to comply with Section 3, specifying with reasonable particularity, the Default Condition and indicating RTEK's desire to rescind the Agreement. Said notice shall provide RTEK with thirty (30) days in which to cure such Default Condition. In the event that RTEK fails to cure the Default Condition within the (30) day period, and unless GCLLC elects to waive the Default Condition, GCLLC shall be entitled to rescind the Agreement.

          8.3.2 In the event that GCLLC rescinds the Agreement pursuant to this section 8.3, then (i) GCI shall distribute the Sand Assets to GCLLC; (ii) GCI shall distribute all RTEK shares to RTEK; (iii) GCI shall distribute cash to RTEK in an amount no greater than the amount of cash contributed by RTEK to the capital of GCI; and (iv) GCI shall distribute any remaining cash to GCLLC.

9.     Representations  and  Warranties.

          Each  party  hereby  represents,  warrants  and  covenants as follows:

a. When executed and delivered, the terms hereof shall constitute a valid and legally binding agreement enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

b. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement.

10. Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

11. Entire Agreement. This Agreement, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between the parties hereto, and contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

12. Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of all other parties hereto.

13. Notices. All notices, requests, instruments or documents hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission, telegraphic or similar conveyance:

          TO  GCI:

          Grant  Claims,  Inc.
          3185  E.  Washington  Blvd.
          Los  Angeles,  CA  90023
          Attn:  Trevor  Webb

          with  a  copy  to:

          Israel  &  Friedberg,  LLP
          1801  Century  Park  East,  Suite  1900
          Los  Angeles,  CA  90067
          (310)  553-2200
          Attn:  Samuel  Israel,  Esq.

          TO  RTEK:

          3185  E.  Washington  Blvd.
           Los  Angeles,  CA  90023
          Attn:  Trevor  Webb

          with  a  copy  to:

          M.  Richard  Cutler
          The  Cutler  Law  Group
          610  Newport  Center  Drive,  Suite  800
          Newport  Beach,  CA  92660

          TO  GCLLC

          3185  E.  Washington  Blvd.
          Los  Angeles,  CA  90023
          Attn:  Trevor  Webb

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given as of the date of the return receipt. If notice is given by telegraph in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time that the telegraphic agency shall confirm delivery thereof to the addressee.

14. Governing Law. This Agreement shall be governed by the laws of the State of California, United States of America.

15. Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the rights and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


                         GRANT  CLAIMS,  INC.,  a
                         Nevada  corporation  ("GCI")

                         /s/ Trevor Webb
                         By:  Trevor Webb
                         Its:  President

                         RUBBER TECHNOLOGY INTERNATIONAL, INC., a Florida corporation ("RTEK")

                         /s/ Trevor Webb
                         By:  Trevor Webb
                         Its:  President


                         GRANT  CLAIMS  LLC
                         a  Nevada  limited  liability  company  ("GCLLC")

                         /s/ Trevor Webb
                         By:  Trevor Webb
                         Its:  President

                                   EXHIBIT "A"

                                   SAND ASSETS


Full and complete ingress, egress and free access to the following to explore, process, extract, stockpile and remove all minerals and materials including, but not limited to sand, gravel and aggregates.

Mining Rights to twenty-four (24) unpatented mining claims located in Township 25 South, Range 60 East, Sections 21, 28, 33 and 34 and Township 26 South, Range 60 East, Sections 3 and 4, all in Clark County, Nevada, more commonly known as the Grant Group of Claims, Numbers 1-11, 13-16 and 22-30.